UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	October 16, 2023

THE MARCUS CORPORATION

(Exact name of registrant as
specified in its charter)

Wisconsin	1-12604	39-1139844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125
(Address of principal executive offices, including zip code)
(414) 905-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	MCS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.
On October 16, 2023, The Marcus Corporation (the “Company”) entered into a Sixth Amendment (the “Amendment”) to its Credit Agreement, dated as of January 9, 2020, among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as previously amended, the “Credit Agreement” and, as amended by the Amendment, the “Closing Credit Agreement”), which provides for a new five-year revolving credit facility that matures on October 16, 2028, with an aggregate amount of available borrowings of $225 million. Upon the effective date of the Amendment, the Amendment amends the Credit Agreement to, among other things: (i) revise the applicable interest rates for benchmark and ABR loans to be determined by a net leverage ratio, rather than the previously used debt to capitalization ratio; (ii) revise the definition of consolidated EBITDA to include certain non-recurring costs and one-time expenses and exclude certain non-recurring recognized gains; (iii) exclude the Company’s hotel properties and certain theatre properties from the collateral under the Credit Agreement; (iv) revise the financial covenants to eliminate covenants regarding the Company’s consolidated fixed charge coverage ratio and consolidated debt to capitalization ratio and replace these covenants with a requirement that the Company’s consolidated net leverage ratio not exceed 3.50:1.00, provided that, with some limitations, such ratio may be increased to 4.00:1:00 for the full fiscal quarter in which a material acquisition (in which aggregate consideration equals or exceeds $30,000,000) is consummated and the three fiscal quarters immediately thereafter; (v) replace the required consolidated fixed charge coverage ratio with a covenant that the Company’s interest coverage ratio at the end of any fiscal quarter not be less than 3.00:1.00; (vi) revise permitted indebtedness under the agreement to include, among other items, (a) borrowings or finance lease obligations to finance capital expenditures up to $40 million at any time outstanding, (b) indebtedness under the Company’s senior notes up to $100 million at any time outstanding; (c) indebtedness of up to $25 million in any new restricted subsidiaries at the time such entity becomes a restricted subsidiary, (d) other indebtedness not exceeding $50 million at any time outstanding and (e) other indebtedness as long as the consolidated net leverage ratio is at least 0.25 less than otherwise required under the Credit Agreement; and (vii) revise the covenants to allow the Company to make investments as long as no default has occurred under the Credit Agreement, or would occur as a result of the investment, as long as the consolidated net leverage ratio is at least 0.25 less than otherwise required under the Credit Agreement.
Borrowings under the Credit Agreement bear interest at a variable rate equal to (i) the term SOFR, plus a credit spread adjustment of 0.10%, subject to a 0% floor, plus a specified margin based upon the Company’s net leverage ratio as of the most recent determination date, or (ii) the alternate base rate (which is the highest of (a) the prime rate, (b) the greater of the federal funds rate and the overnight bank funding rate plus 0.50% or (c) the sum of 1% plus one-month SOFR plus a credit spread adjustment of 0.10%), subject to a 1% floor, plus a specified margin based upon the Company’s net leverage ratio as of the most recent determination date; provided, however, as of the effective date of the Amendment, in respect of revolving loans, the applicable margin shall be 1.75% for SOFR borrowings and 0.75% for ABR borrowings, and will be adjusted for the first time thereafter based upon the Company’s net leverage ratio as determined for the fiscal year ending December 28, 2023. The Company will also be required to pay a variable rate facility fee depending on the Company’s consolidated net leverage ratio; provided, however that such fee will be 0.25% and will be adjusted for the first time thereafter based upon the Company’s net leverage ratio as determined for the fiscal year ending December 28, 2023.
In connection with the Closing Credit Agreement, (i) the Company and certain of its subsidiaries have pledged, subject to certain exceptions, security interests and liens in and on (a) substantially all of their respective personal property assets and (b) certain of their respective real property assets, in each case to secure the Closing Credit Agreement and related obligations; and (ii) certain subsidiaries of the Company have guaranteed the Company’s obligations under the Closing Credit Agreement.

Fourth Amendment to Note Purchase Agreements
On October 16, 2023, the Company and certain purchasers entered into an amendment to: (i) the Note Purchase Agreement, dated December 21, 2016, for the Company’s 4.32% Senior Notes due February 22, 2027, and (ii) the Note Purchase Agreement, dated June 27, 2013, for the Company’s 4.02% Senior Notes due August 14, 2025 (collectively, the “Note Amendments” and such Note Purchase Agreements, as previously amended and as amended by the Note Amendments, the “Closing NPAs”). The Note Amendments revise the Note Purchase Agreements so that the Closing NPAs’ covenants and collateral provisions are consistent with those set forth in the Closing Credit Agreement. Customary fees were payable in connection with the closing of the Note Amendments.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION

Date: October 19, 2023	By:	/s/ Chad M. Paris
Chad M. Paris
Chief Financial Officer and Treasurer